Directors, Key Consultant, and Named Executive Officers who are Parties to a Incentive Stock Option Agreement
Name	Number of Shares of Mariner Energy, LLC, Common Stock Subject to Stock Option Agreement
Robert E. Henderson	5,000
Richard R. Clark	5,000
Michael W. Strickler	5,000
C. Ken Burgess	2,285
Gregory K. Harless	3,570
Donald M. Clement, Jr.	1,714
Thomas E. Young	3,570
David S. Huber	0

Totals	26,139